UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2021

BLUEGREEN VACATIONS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Florida

	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4960 Confrence Way North, Suite 100, Boca Raton, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-912-8000

Not applicable
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $.01 par value	BVH	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.[ ]

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 19, 2021, Bluegreen Vacations Corporation (“Bluegreen”), a wholly owned subsidiary of Bluegreen Vacations Holding Corporation, amended and restated its revolving timeshare receivables hypothecation facility with Pacific Western Bank (the “Pacific Western Bank Facility”). As a result of the amendment and restatement of the Pacific Western Bank Facility, the revolving credit period, which was scheduled to expire on September 20, 2021, has been extended so that it will now expire on September 20, 2024, and the maturity date has been extended from September 20, 2024 until September 20, 2027. The amendments also decreased the interest rate on borrowings, effective September 21, 2021, and amended certain of the other terms of the facility as described in further detail below. Subject to its terms and conditions, the Pacific Western Bank Facility as amended and restated, provides for advances of (i) 85% of the unpaid principal balance of Eligible A Loans assigned to agent, and (ii) 65% (increased from 53% prior to the amendment and restatement of the facility) of the unpaid principal balance of Eligible B Timeshare Loans assigned to agent, during the revolving credit period. The amendment to the Pacific Western Bank Facility increased the maximum permitted outstanding borrowings from $40.0 million to $50.0 million, in each case, subject to the terms of the facility. Until September 21, 2021, borrowings under the Pacific Western Bank Facility will continue to bear interest at the prevailing rate under the facility, which is the 30-day LIBOR rate plus 2.75%, subject to a 3.00% floor.  Pursuant to the amendment to the Pacific Western Bank Facility, effective September 21, 2021, all borrowings outstanding under the facility will bear interest at an annual rate equal to the 30-day LIBOR rate plus 2.50%, subject to a 2.75% floor. In addition, subject to certain exceptions, Bluegreen’s recourse liability under the amended facility was reduced from $10.0 million to $7.5 million. After giving effect to the amendment of the facility, availability under the Pacific Western Bank Facility was approximately $32.1 million as of July 19, 2021 based on approximately $17.9 million outstanding at that date. Principal and interest under the Pacific Western Bank Facility are paid as cash is collected on the pledged receivables, with the remaining balance being due upon maturity.

The foregoing description of the Pacific Western Bank Facility, as amended and restated, is a summary only, does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

d) Exhibits.

10.1 Second Amended and Restated Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2021	Bluegreen Vacations Holding Corporation

	By:	/s/ Raymond S. Lopez
Raymond S. Lopez
Executive Vice President, Chief Operating Officer and Chief Financial Officer

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